Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Document Security Systems, Inc. on amendment No. 3 to Form S-4 [FILE NO. 333-185134] of our report dated March 29, 2013, with respect to our audit of the consolidated financial statements of Lexington Technology Group, Inc. and Subsidiary as of December 31, 2012 and June 30, 2012 and for the periods from May 10, 2012 (inception) through June 30, 2012, six months ended December 31, 2012 and May 10, 2012 (inception) through December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

March 29, 2013